Exhibit 5.7

10 West Market Street, Suite 700

Indianapolis, Indiana 46204

Telephone: 317-639-4511

Facsimile: (317) 639-9565

April 17, 2015

DaVita HealthCare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Re: $1,500,000,000 of 5.000% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as special Indiana counsel to you in connection with the issuance by DaVita HealthCare Partners, Inc., a Delaware corporation (“DaVita”), of $1,500,000,000 of 5.000% Senior Notes due 2025 (the “Notes”) under an indenture dated as of April 17, 2015 (the “Indenture”), among DaVita, the subsidiary guarantors named therein, including TRC - Indiana, L.L.C., an Indiana limited liability company (hereinafter sometimes referred to as the “Subsidiary” and/or the “Guarantor” and together with the other subsidiary guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In our capacity as your special Indiana counsel, and for the purpose of rendering this opinion, we have examined the following documents attached hereto (the “Indenture Documents”):

A. Resolutions dated as of April 13, 2015, of the sole director of respectively, (i) Total Renal Care, Inc., a California corporation, and (ii) of Renal Treatment Centers-Illinois, Inc., a Delaware corporation, constituting all of the members of TRC - Indiana L.L.C., approving and authorizing, inter alia, the execution of the Indenture, the execution and issuance of the Notes, and the execution of the Guarantees;

DaVita HealthCare Partners Inc.

April 17, 2015

B. Certificate of Organization of TRC - Indiana, L.L.C. issued by the Secretary of State of Indiana on May 6, 1999;

C. Certificate of Existence of TRC - Indiana, L.L.C. issued by the Secretary of State of Indiana dated March 23, 2015; and

D. Operating Agreement of TRC - Indiana, L.L.C. executed as of April 1, 1999, on behalf of Total Renal Care, Inc., a California corporation, and of Renal Treatment Centers - Illinois, Inc., a Delaware corporation, constituting all of the members of TRC - Indiana, L.L.C.

In addition, in rendering the opinions expressed below, we have examined and relied upon a copy of the form of the Note, of the Guarantee and of the Indenture. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed below.

We also have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. We additionally have assumed (a) that the Note, the Indenture and the Guarantees (the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than TRC - Indiana, L.L.C.; (b) that the Documents constitute legally valid and binding obligations of all parties thereto other than TRC- Indiana, L.L.C., enforceable against each of them in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, or (ii) violations of statutes, rules and regulations or court or governmental orders.

The opinions set forth in this letter are predicated upon the facts set forth herein and in the Documents. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based on the laws of the State of Indiana and its existing judicial decisions, all of which are subject to change, either prospectively or retroactively. Any such change may adversely affect our opinions.

Based upon the foregoing, it is our opinion, as of the date hereof, that:

1. TRC-Indiana, L.L.C., is an Indiana limited liability company validly existing pursuant to the laws of the State of Indiana.

DaVita HealthCare Partners Inc.

April 17, 2015

2. TRC–Indiana, L.L.C., has the requisite limited liability company power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3. The Indenture has been duly authorized, executed and delivered by TRC -Indiana, L.L.C., and the Guarantee executed by TRC-Indiana, L.L.C., has been duly authorized, executed and delivered by TRC-Indiana, L.L.C.

This letter is limited to the federal laws of the United States of America and the laws of the State of Indiana. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (b) such Instrument has been duly authorized, executed and delivered by each party thereto, and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, however, that we make no such assumption insofar as any of the foregoing matters relate to TRC - Indiana, L.L.C., and is expressly covered by our opinions set forth in paragraphs 1 and 3 above.

We hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K relating to the Notes and the Guarantees, and to all references to our firm included in or made a part of DaVita’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on April 14, 2015, with File No. 333-203394.

In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Except as otherwise specifically provided herein, this letter may be relied upon by you only in connection with the Indenture and the transactions concluded in connection therewith and may not be used or relied upon by you or any other person for any purpose whatsoever, without, in each instance, our prior written consent.

DaVita HealthCare Partners Inc.

April 17, 2015

We hereby represent and confirm to you that none of our firm’s lawyers involved in the preparation of this opinion is the holder of any of the capital stock of DaVita HealthCare Partners, Inc.

Very truly yours,

/s/ Harrison & Moberly, LLP

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